CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A, of our report dated August 29, 2013, of Arco-Iris Gold Corporation relating to the financial statements as of April 30, 2013 and for the period from September 17, 2012 (inception) to April 30, 2013, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

March 10, 2014